    EXHIBIT 4.A

COLORADO INTERSTATE GAS COMPANY

as Issuer

COLORADO INTERSTATE ISSUING CORPORATION

as Co-issuer

and

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of November 1, 2007

To

INDENTURE

Dated as of June 27, 1997

TABLE OF CONTENTS

Page
ARTICLE 1 Relation to Indenture; Definitions.	2
SECTION 1.01. Relation to Indenture.	2
SECTION 1.02. Definitions.	2
SECTION 1.03. General References.	2

ARTICLE 2 Amendments to Original Indenture.	2
SECTION 2.01. Co-issuer Party.	2

ARTICLE 3 Miscellaneous.	2
SECTION 3.01. Certain Trustee Matters.	2
SECTION 3.02. Continued Effect.	2
SECTION 3.03. Governing Law.	3
SECTION 3.04. Counterparts.	3

FIFTH SUPPLEMENTAL INDENTURE, dated as of November 1, 2007 (this "Fifth Supplemental Indenture"), among COLORADO INTERSTATE GAS COMPANY, a Delaware corporation (the "Company"), COLORADO INTERSTATE ISSUING CORPORATION, a Delaware corporation ("Finance Corp"), and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association (successor-in-interest to Harris Trust and Savings Bank), as trustee under the Indenture referred to below (in such capacity, the "Trustee").

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of June 27, 1997 (the "Original Indenture"), as amended and supplemented by (i) the First Supplemental Indenture thereto dated as of June 27, 1997 (the "First Supplemental Indenture"), (ii) the Second Supplemental Indenture thereto dated as of March 9, 2005 (the "Second Supplemental Indenture"), (iii) the Third Supplemental Indenture thereto dated as of November 1, 2005 (the "Third Supplemental Indenture"), and (iv) the Fourth Supplemental Indenture thereto dated as of October 15, 2007 (the "Fourth Supplemental Indenture") (the Original Indenture, as supplemented from time to time, including without limitation pursuant to the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, being referred to herein as the "Indenture"); and

WHEREAS, the Company intends to convert to a Delaware general partnership by the filing of a Certificate of Conversion with the Secretary of State of the State of Delaware (the "Conversion"); and

WHEREAS, the Conversion is permitted by the terms of the Indenture so long as, immediately after giving effect to the Conversion, at least one corporation is a co-issuer party to the Indenture and to each Series of Securities at any time issued thereunder and is jointly and severally liable with respect to any and all obligations of the Company under the Indenture and each such Series of Securities, as a primary obligor and not as a guarantor or surety; and

WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee under the Indenture may from time to time and at any time, without the consent of the Holders of the Outstanding Securities, enter into an indenture or indentures supplemental to the Indenture for the purpose of adding a corporate co-issuer party to the Indenture and to each Series of Securities; and

WHEREAS, the parties hereto desire to amend the Indenture to add Finance Corp as a co-issuer party to the Indenture and to each Series of Securities; and

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of resolutions of the Board of Directors of the Company and a copy of resolutions of the Board of Directors of Finance Corp, each authorizing the execution of this Fifth Supplemental Indenture, (ii) the Opinion of Counsel referred to in Section 9.06 of the Indenture and (iii) an Officers' Certificate in connection herewith; and

WHEREAS, all acts and things necessary to make this Fifth Supplemental Indenture a valid and binding agreement in accordance with the Indenture have been done or performed;

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Securityholders, as follows:

ARTICLE 1
Relation to Indenture; Definitions

SECTION 1.01.  Relation to Indenture.

With respect to each Series of Securities, this Fifth Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.02.  Definitions.

For all purposes of this Fifth Supplemental Indenture, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Indenture.

SECTION 1.03.  General References.

All references in this Fifth Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Fifth Supplemental Indenture; and the terms "herein," "hereof," "hereunder" and any other word of similar import refers to this Fifth Supplemental Indenture.

ARTICLE 2
Amendments to Original Indenture

With respect to each Series of Securities, the Indenture is hereby amended as set forth below.

SECTION 2.01.  Co-issuer Party.

Article Ten of the Indenture is hereby amended by adding the following Section 10.17 thereto:

SECTION 10.17.                                Co-issuer Party.

Finance Corp is hereby designated as a co-issuer party under this Indenture and to each Series of Securities at any time issued under this Indenture.  Finance Corp hereby assumes, agrees to be bound by, and agrees to be jointly and severally liable, as a primary obligor and not as a guarantor or surety, with respect to, any and all obligations of the Company under this Indenture and each such Series of Securities.  The provisions of this Section 10.17 shall become effective at the time that the Company  converts to a Delaware general partnership by the filing of a Certificate of Conversion with the Secretary of State of the State of Delaware.

ARTICLE 3
Miscellaneous

SECTION 3.01.  Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of the Company and Finance Corp, and the Trustee assumes no responsibility for their correctness.

The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture or the proper authorization or the due execution hereof by the Company or Finance Corp.

SECTION 3.02.  Continued Effect.

Except as expressly supplemented and amended by this Fifth Supplemental Indenture, the Original Indenture (as supplemented and amended by the First Supplemental Indenture, the Second Supplemental Indenture,  the Third Supplemental Indenture and the Fourth Supplemental Indenture) shall continue in full force and effect in accordance with the provisions thereof, and the Original Indenture (as supplemented and amended by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and this Fifth Supplemental Indenture) is in all respects hereby ratified and confirmed.  This Fifth Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 3.03.  Governing Law.

This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 3.04.  Counterparts.

This instrument may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed and delivered, all as of the day and year first above written.

COLORADO INTERSTATE GAS COMPANY

By:	/s/ John J. Hopper
John J. Hopper
Vice President and Treasurer

COLORADO INTERSTATE ISSUING CORPORATION

By:	/s/ John J. Hopper
John J. Hopper
Vice President and Treasurer

THE BANK OF NEW YORK TRUST COMPANY, N.A. as Trustee

By:	/s/ Brian Echausse
Brian Echausse
Trust Officer